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                                                                     Exhibit 8.2

 [Form of opinion of Stibbe Simont Monahan Duhot regarding certain Netherlands tax matters]

                [Subject to review by Stibbe Opinion Committee]
                 ---------------------------------------------

                                                                   _______, 2000

CompleTel Europe N.V.
Kruisweg 609
2132 NA Hooddorp
The Netherlands

Re: Offering of Ordinary Shares/Form F-1 Registration Statement

Ladies and Gentlemen:

We have acted as special Netherlands tax counsel to CompleTel Europe N.V., a Netherlands company (the "Company"), for the purpose of rendering a tax opinion in connection with the public offering by the Company of its ordinary shares (the "Offering") pursuant to the prospectus (the "Prospectus") included in the registration statement on Form F-1 File No. 333-30834 filed with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement").

In rendering our opinion we have examined and relied upon the (i) Registration Statement and (ii) the offering documents, which consist of (a) the Prospectus and (b) the draft form of underwriting agreement (the "Underwriting Agreement") among the Company and Salomon Brothers International Limited, Goldman Sachs International, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Paribas Corporation, as representatives of several Underwriters (the "Offering Documents"). We assume that the Offering Documents will be properly executed in the form submitted to and examined by us and referred to herein and will be valid and binding when executed.

We have prepared the discussion in the Prospectus under the caption "Taxation-Netherlands Taxation" (the "Discussion"), which only addresses certain Dutch tax aspects applicable to certain Dutch resident and non-Dutch resident holders of ordinary shares. Subject to any factual matters, documents or events not disclosed to us, it is our opinion that the Discussion fairly describes the expected material Dutch tax consequences of the Offering for certain Dutch residents and non-Dutch resident holders of the ordinary shares, subject to the conditions, limitations and assumptions described therein. This opinion does not constitute an opinion on the Netherlands tax consequences of the Underwriting Agreement.

This Opinion is limited to the tax laws of the Netherlands and we have not investigated the laws of any jurisdiction but the Netherlands as they presently stand and as officially published and do

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not express an opinion of the laws of any jurisdiction other than the
Netherlands. This opinion speaks as of its date. No obligation is assumed to up-date this opinion or to inform any person of any changes of law or other matters coming to our knowledge occurring after the date hereof which may affect this opinion in any respect. Our opinion has no binding effect on the Dutch tax authorities and/or Dutch courts. The Dutch tax authorities may take a position contrary to our opinion and if the matter is litigated, a court may reach a decision contrary to our opinion.

Our opinion may change if (i) applicable law changes (which may have retroactive effect), (ii) any of the facts with respect to the Offering are inaccurate, incomplete or change, or (iii) the conduct of the parties with respect to the Offering is materially inconsistent with the facts reflected in the Offering Documents.

We hereby consent to the filing of this opinion letter with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name in the Prospectus.

Yours sincerely,

STIBBE SIMONT MONAHAN DUHOT P.C.

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